UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2010 (September 22, 2010)

ANCESTRY.COM INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34518	26-1235962
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 West 4800 North, Provo, UT	84604
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 705-7000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On September 22, 2010, Ancestry.com Inc. (the “Company”), Perrier Acquisition Corp., a wholly-owned subsidiary of the Company (“Merger Sub”), iArchives, Inc. (“iArchives”) and certain stockholders of iArchives entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company has agreed to acquire iArchives by means of a merger transaction (the “Merger”).

Upon completion of the Merger and related transactions, iArchives will become an indirect wholly owned subsidiary of the Company. Merger Sub will be merged with and into iArchives in the Merger and stockholders of iArchives will receive shares of Ancestry.com common stock as the merger consideration.

The Company anticipates that it will issue approximately 1.035 million shares of its common stock as a result of the closing of the Merger but the final number of shares is subject to reduction based upon certain purchase price adjustment provisions set forth in the Merger Agreement tied to the net book value of iArchives on the date of the closing of the transaction.

A portion of the Company’s common stock to be issued in the Merger will be held in escrow to secure certain representations and warranties made by the selling parties in connection with the Merger.

As part of the closing of the Merger, the Company will also fund additional payments by iArchives of certain liabilities and obligations of iArchives, including bonus payments to be made to employees of iArchives in connection with the Merger. The aggregate amount of such payments to be made in connection with the closing of the Merger is anticipated to be approximately $6.6 million.

The number of shares of the Company’s common stock to be issued as consideration in the Merger was determined based upon the average closing price of the Company’s common stock over a period of 20 trading days ending the day immediately preceding the date of execution of the Merger Agreement. Based upon such value, the aggregate transaction consideration for the Merger and related transactions consists of cash and shares of the Company’s common stock with an approximate value of $27 million as of the date of announcement of the Merger Agreement. The final value of the shares of the Company’s common stock to be issued in the Merger will depend upon various factors, including the purchase price adjustment provisions set forth in the Merger Agreement and the market price of such shares at the time of the closing of the transaction.

The Merger Agreement contains various representations and warranties and covenants of the parties.

The Merger is subject to a number of closing conditions and is expected to close early in the fourth quarter of 2010.

The issuance of the shares in the Merger will not be registered under the Securities Act of 1933, as amended (the “Securities Act”). The shares are to be issued in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act because, among other things, the shares are to be issued to “accredited investors” as defined in Rule 501 of the Securities Act.

The Company has agreed to file a registration statement registering the shares issued to stockholders of iArchives in the Merger for resale after January 1, 2011.

Item 7.01.   Regulation FD Disclosure.

On September 23, 2010, the Company issued a press release announcing the signing of the Merger Agreement and the adoption of the Share Repurchase Program (as further described in Item 8.01 below). The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01. The information under this Item 7.01 of this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section.

Item 8.01. Other Events.

The Company’s Board of Directors has approved a share repurchase program (the “Share Repurchase Program”) contingent on the signing of the Merger Agreement with respect to the acquisition of iArchives.

Under the Share Repurchase Program, the Company may spend up to $25 million to repurchase shares of its common stock from time to time depending on market conditions, the Company’s common stock price and other factors.

Share repurchases under the Share Repurchase Program may be made though brokers or dealers in the open market at prevailing market prices or in privately negotiated transactions and may be implemented in whole or in part through the establishment of a purchase program pursuant to the safe harbor provided by Rule 10b5-1 promulgated under the Exchange Act or through accelerated or forward or similar stock purchases.

No time limit was set for the completion of this program. The Share Repurchase Program may be modified or discontinued at any time by the Board of Directors.

Part of the rationale for the Share Repurchase Program is to offset the issuance of shares of the Company’s common stock as a result of the iArchives acquisition.

The aggregate purchase price under the Share Repurchase Program may not exceed $25 million (excluding brokers’ commissions and any gains or losses incurred in connection with hedging the risk associated with changes in the market price of the Company’s common stock or the settlement of outstanding liabilities with respect to repurchased shares in connection with any accelerated share repurchase program or forward or similar stock purchase program).

The Company is not obligated to purchase any shares under the Share Repurchase Program. Subject to applicable corporate and securities laws, repurchases under the Share Repurchase Program may be made at such times and in such amounts as the Company deems appropriate. Purchases under the Share Repurchase Program can be discontinued at any time that the Company feels additional purchases are not warranted.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit	Description

	99.1	Press release dated September 23, 2010 by the Registrant, reporting the Merger Agreement and the Share Repurchase Program (furnished and not filed herewith as described in Item 7.01).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANCESTRY.COM INC.
(Registrant)

Date: September 23, 2010

By:   /s/ William C. Stern
William C. Stern
General Counsel

INDEX OF EXHIBITS

Exhibit	Description

99.1	Press release dated September 23, 2010 by the Registrant, reporting the Merger Agreement and the Share Repurchase Program (furnished and not filed herewith as described in Item 7.01).